CELLDEX THERAPEUTICS, INC.

53 FRONTAGE ROAD

SUITE 220

HAMPTON NJ 08827

June 12, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Celldex Therapeutics, Inc. (the “Company”)

Registration Statement on Form S-3, as amended (File No. 333-235399)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the Company hereby requests that the above-referenced Registration Statement (the “Registration Statement”) be declared effective by the Securities and Exchange Commission at 2:00p.m., Eastern Time, on June 12, 2020, or as soon as practicable thereafter.

Please call Anthony O. Pergola of Lowenstein Sandler LLP at 212.204.8689 to confirm the effectiveness of the Registration Statement or with any questions.

[Signature page follows.]

U.S. Securities and Exchange Commission

June 12, 2020

Very truly yours,
CELLDEX THERAPEUTICS, INC.

By:	/s/ Sam Martin
Name:	Sam Martin
Title:	Senior Vice President, Chief Financial
Officer and Treasurer